Exhibit 23.1




CONSENT ON INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-119491, 333-104230, 333-82230, 333-60294, 333-53657 and 333-92003 on Form
S-3  and  Registration  Statement  Nos.  333-119474,  333-53765,  333-40472  and
333-79151 on Form S-8 of our report dated February 28, 2005 relating to the financial statements and financial statement schedule of KeySpan Corporation [which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph related to (i) the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" discussed in Note 1(G), (ii) the adoption of SFAS No. 148, "Accounting for Stock-Based Compensation-Transaction and Disclosure" in Note 1(N) (iii) the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations" in Note 1(P), (iv) the adoption of FASB Interpretation No. 46 "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" (FIN 46) in Note 1(P)] and our report on management's report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of KeySpan Corporation for the year ended December 31, 2004.



/s/ Deloitte & Touche LLP
February 28, 2005
New York, New York